THRIVENT SERIES FUND, INC.

Form N-SAR for

Fiscal Period Ended 6/30/2017

INDEX TO EXHIBITS

EXHIBIT NO.	ITEM

1.	Transactions effected pursuant to Rule 10f-3. (Item 77.O.)

N-SAR FILING

THRIVENT SERIES FUND, INC.

Transactions Effected Pursuant to Rule 10f-3

For the six months ending June 30, 2017

Fund	Trade Date	CUSIP / ISIN	Issuer	144A	Price	Par/ Amount	Issue Size	Percent	Broker	Participating Underwriters	Selling Concession
THRIVENT PARTNER WORLDWIDE ALLOCATION PORTFOLIO	01/18/2017	900123CL2	REPUBLIC OF TURKEY	N	98.858	2,380,000	2,000,000,000	0.1191%	BARCLAYS BANK PLC	GOLDMAN, SACHS & CO. BARCLAYS BANK PLC CITIGROUP GLOBAL MARKET INC.	0.0750
THRIVENT PARTNER WORLDWIDE ALLOCATION PORTFOLIO	04/26/2017	857006AG5	STATE GRID OVERSEAS INV	Y	99.941	590,000	2,350,000,000	0.252%	CITIGROUP GLOBAL MARKETS INC.	ANZ SECURITIES, INC. BANK OF CHINA LIMITED CHINA CONSTRUCTION BANK CORPORATION CITIGROUP GLOBAL MARKETS INC. CREDIT SUISSE SECURITIES (USA) LLC DEUTSCHE BANK SECURITIES INC. GOLDMAN SACHS & CO. LLC HSBC SECURITIES (USA) INC. ICBC STANDARD BANK PLC J.P. MORGAN SECURITIES LLC MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED MIZUHO SECURITIES USA LLC MORGAN STANLEY & CO. LLC UBS SECURITIES LLC	0.3400
THRIVENT PARTNER WORLDWIDE ALLOCATION PORTFOLIO	06/12/2017	716564AB5	PETROLEOS DEL PERU SA	Y	100.000	210,000	1,000,000,000	0.0210%	HSBC SECURITIES (USA) INC.	CITIGROUP GLOBAL MARKETS INC. GOLDMAN SACHS & CO. LLC HSBC SECURITIES (USA) INC. J.P. MORGAN SECURITIES LLC MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED	0.2400
THRIVENT PARTNER WORLDWIDE ALLOCATION PORTFOLIO	06/13/2017	168863CE6	REPUBLIC OF CHILE	N	99.841	990,000	1,243,000,000	0.0797%	J.P. MORGAN SECURITIES LLC	CITIGROUP GLOBAL MARKETS INC. GOLDMAN SACHS & CO. LLC HSBC SECURITIES (USA) INC. J.P. MORGAN SECURITIES LLC	0.0650